AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of March 11, 2002 (the "Merger Agreement"), between Corpas Investments, Inc., a Florida corporation ("Corpas"), and Corpas Oklahoma, Inc., an Oklahoma Corporation
("Oklahoma").

     WHEREAS, on the date hereof, Corpas has the authority to issue 75,000,000 shares of Common Stock, par value $0.001 per share ("Florida Common Stock"), of which 330,191 shares are issued and outstanding;

     WHEREAS, on the date hereof, Oklahoma has the authority to issue 75,000,000 shares of Common Stock, par value $0.001 per share ("Oklahoma Common Stock"), of which 1,000 shares are issued and outstanding, all of which are held by Corpas;

     WHEREAS, the board of directors of Corpas has determined that it is advisable and in its best interests for Corpas to merge with and into Oklahoma for the purpose of changing Corpas's state of incorporation from Florida to Oklahoma upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, Oklahoma and Corpas hereby agree as follows:

     1. Merger. Corpas shall be merged with and into Oklahoma (the "Merger"), and Oklahoma shall be the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation"). The Merger shall become effective upon the date and time of filing an appropriate certificate of merger, providing for the Merger, with the Secretary of State of the State of Florida and an appropriate certificate of merger, providing for the Merger, with the Secretary of State of the State of Oklahoma, whichever later occurs (the "Effective Time").

     2. Governing Documents. The Certificate of Incorporation of Oklahoma, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation without change or amendment until thereafter amended in accordance with the provisions thereof and applicable law. The By-laws of Corpas, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation without change or amendment unless and until thereafter amended in accordance with the provisions thereof, the Certificate of Incorporation of the Surviving Corporation and applicable law.

     3. Succession. At the Effective Time, the separate corporate existence of Corpas shall cease, and Oklahoma shall succeed to all of the assets and property (whether real, personal or mixed), rights, privileges, franchises, immunities and powers of Corpas and Oklahoma shall assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description, including, without limitation, all outstanding indebtedness of Corpas.

     4. Directors. The directors of Corpas immediately prior to the Effective Time shall be the directors of the Surviving Corporation at and after the Effective Time to serve until the expiration of their respective terms and until their successors are duly elected and qualified.

     5. Officers. The officers of Corpas immediately preceding the Effective Time shall be the officers of the Surviving Corporation at and after the Effective Time until their successors are duly elected and qualified.

     6. Further Assurances. From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of Corpas such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate, advisable or necessary in order to vest, perfect or conform, of record or otherwise, in the Surviving Corporation, the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Corpas, and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Corporation are fully authorized, in the name and on behalf of Corpas or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.

     7. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

     (a) each share of Florida Common Stock issued and outstanding immediately prior to the Effective Time shall be changed and converted into and shall be one fully paid and nonassessable share of Oklahoma Common Stock;

     (b) each option, warrant, purchase right, unit or other security of Corpas issued and outstanding immediately prior to the Effective Time shall be changed and converted into and shall be an identical security of Oklahoma, and the same number of shares of Oklahoma Common Stock shall be reserved for purposes of the exercise of such options, warrants, purchase rights, units or other securities as is equal to the number of shares of Florida Common Stock so reserved as of the Effective Time;

     (c) All shares of Oklahoma Common Stock owned by Corpas shall be cancelled and retired.

    8. Employee Option and Benefit Plans. Each option or other right to purchase or otherwise acquire shares of Florida Common Stock evidenced by an option agreement (an "Option") or granted under any employee option, stock purchase or other benefit plan of Corpas (collectively, the "Plans") which is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an option or right to acquire (and Oklahoma hereby assumes the obligation to deliver) the same number of shares of Oklahoma Common Stock, at the same price per share, and upon the same terms, and subject to the same conditions, as set forth in the respective Plan as in effect immediately prior to the Effective Time. The same number of shares of Oklahoma Common Stock shall be reserved for purposes of the Plans as is equal to the number of shares of Florida Common Stock so reserved immediately prior to the Effective Time. Oklahoma hereby assumes, as of the Effective Time, (i) the Plans and all obligations of Corpas under the Plans, including the outstanding options, stock purchase rights or awards or portions thereof granted pursuant to the Plans and the right to grant additional options and stock purchase rights thereunder,
(ii) all obligations of Corpas under all other benefit plans in effect as of the Effective Time with respect to which employee rights or accrued benefits are outstanding as of the Effective Time and (iii) all obligations of Corpas under any Options.

     9. Dividends and Distributions. In the event that any dividend or other distribution shall hereafter be declared by the shareholders of Corpas in respect of the outstanding Florida Common Stock payable subsequent to the Effective Time, the obligation to make payment of such dividend or other distribution shall, by virtue of the Merger, become the obligation of the Surviving Corporation and shall be satisfied in the manner specified in such declaration, except that, to the extent that such dividend or other distributions shall have been declared payable in whole or in part in Florida Common Stock, the Surviving Corporation shall issue, in place thereof, to the persons entitled thereto, the identical number of shares of Oklahoma Common Stock.

     10. Condition to the Merger. The consummation of the Merger and the other transactions herein provided is subject to receipt prior to the Effective Time of the requisite approval of the Merger by the Board of Directors of Corpas pursuant to the Florida Business Corporation Act.

     11. Certificates. At and after the Effective Time, all of the outstanding certificates which immediately prior thereto represented shares of Florida Common Stock or other securities of Corpas shall be deemed for all purposes to evidence ownership of and to represent the shares of Oklahoma Common Stock or warrants, units or other securities of Oklahoma, as the case may be, into which the shares of Florida Common Stock or other securities of Corpas represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of Oklahoma Common Stock or warrants, units or other securities of Oklahoma, as the case may be, evidenced by such outstanding certificate, as above provided.

     12. Amendment. The parties hereto, by mutual consent of their respective boards of directors and members, may amend, modify or supplement this Merger Agreement prior to the Effective Time.

     13. Termination. This Merger Agreement may be terminated, and the Merger and the other transactions provided for herein may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Merger Agreement by the Board of Directors of Corpas, by action of the Board of Directors of Corpas if:

     (a) the condition specified in Section 10 hereof shall not have been satisfied or waived; or

     (b) the Board of Directors of Corpas determines for any reason, in its sole judgment and discretion, that the consummation of the merger would be inadvisable or not in the best interests of Corpas and its shareholders.

     14. Counterparts. This Merger Agreement may be executed in one or more counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     15. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Merger Agreement.

     16. Florida Appointment. The Surviving Corporation hereby agrees that it may be served with process in the State of Florida in any action or special proceeding for enforcement of any liability or obligation of Corpas or the Surviving Corporation arising from the Merger. The Surviving Corporation appoints the Secretary of State of the State of Florida as its agent to accept service of process of any such suit or other proceeding.

     17. Governing Law. This Merger Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma.

     IN WITNESS WHEREOF, Oklahoma and Corpas have caused this Merger Agreement to be executed and delivered as of the date first above written.

GLOBAL ECO-LOGICAL SERVICES, INC., a Florida corporation


By: _________________________________
Name: Robert J. Mottern
Title: President and Chief Executive Officer


CORPAS OKLAHOMA, INC., an Oklahoma corporation


By: _________________________________
Name: Robert J. Mottern
Title: President and Chief Executive Officer